UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

ST. BERNARD SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science

San Diego, CA 92128

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2007, St. Bernard Software, Inc., a Delaware corporation (“St. Bernard”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, a California corporation (“SVB”). Pursuant to the terms of the Loan Agreement, SVB has agreed to provide St. Bernard with a two year revolving line of credit equal to the lesser of (i) $4,000,000 or (ii) the amount of the “Borrowing Base” described in the Loan Agreement. The Loan Agreement also provides for term loans up to $2,000,000 pursuant to which St. Bernard may request up to a maximum of six term loan advances, the first of which was made available after May 15, 2007, in the amount of $1,000,000. The Loan Agreement further provides for letters of credit, advances in connection with SVB cash management services and a special reserve for foreign currency exchange contracts with SVB which in the aggregate may not exceed $250,000. The borrowing availability on the revolving line of credit is reduced by the amount of outstanding principal of any term loans, any outstanding letters of credit, any advances in connection with SVB cash management services and the amount of the reserve for foreign currency exchange contracts with SVB and is subject to the other terms and conditions described in the Loan Agreement. Advances under the revolving line of credit and the term loans shall accrue interest at a per annum rate equal to 2% above the greater of (i) SVB’s announced prime rate or (ii) 7.50%.

The obligations under the Loan Agreement are secured by substantially all of St. Bernard’s assets other than certain stock of St. Bernard’s foreign subsidiary and certain intellectual property rights.

The Loan Agreement contains customary affirmative and negative covenants and other restrictions. The affirmative covenants include, among others, the delivery of financial statements and accounts receivables schedules to SVB, the maintenance of insurance and the maintenance of a minimum level of tangible net worth. St. Bernard has also agreed that without the consent of SVB, it shall refrain from activities such as engaging in a merger or acquisition, incurring indebtedness, paying dividends or making distributions to its stockholders, repurchasing capital stock or making payments on subordinated debt.

Additionally, the Loan Agreement contains customary events of default including the following: nonpayment of principle or interest; the violation of a Loan Agreement covenant; the occurrence of a material adverse change; the attachment of a material portion of St. Bernard’s assets; insolvency; default by St. Bernard of any third party agreement pursuant to which the acceleration of $50,000 in principal may result; entry of a judgment equal or greater than $50,000 against St. Bernard; material misrepresentations by St. Bernard; and the default by St. Bernard under any subordinated debt. Upon the occurrence of an event of default by St. Bernard, the applicable interest rate shall become 5% above the rate that would otherwise be applicable.

The full text of the Loan Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In connection with the execution of the Loan Agreement, St. Bernard issued a warrant to SVB on May 16, 2007, which allows SVB to purchase up to 100,000 shares of St. Bernard common stock at an exercise price of $1.60 per share. The warrant expires on the fifth anniversary of the warrant’s issue date. Furthermore, St. Bernard has agreed to grant SVB certain piggyback registration rights with respect to the shares of common stock underlying the warrant. The full text of the warrant is attached as Exhibit 4.1 to this Current Report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Warrant to purchase St. Bernard common stock dated May 16, 2007, issued to Silicon Valley Bank.

10.1	Loan and Security Agreement between St. Bernard Software, Inc. and Silicon Valley Bank, dated May 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: May 23, 2007	By:	/s/ Alfred F. Riedler
Alfred F. Riedler
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Warrant to purchase St. Bernard common stock dated May 16, 2007, issued to Silicon Valley Bank.

10.1	Loan and Security Agreement between St. Bernard Software, Inc. and Silicon Valley Bank, dated May 15, 2007.